Exhibit 99.1

Sandler O’Neill East Coast Financial Services Conference November 13-14, 2013

Contacts 1 Michael Daly Chairman, President & CEO mdaly@berkshirebank.com 413-236-3194 Josephine Iannelli SVP, Chief Accounting Officer jiannelli@berkshirebank.com 413-236-3379 Allison O’Rourke VP, Investor Relations Officer aorourke@berkshirebank.com 413-236-3149

Who We Are Full Service Regional Bank with a distinctive brand and culture, strong middle market opportunities and a solid foundation Assets: $5.5 billion Loans: $4.0 billion LTM Revenue: $230 million Deposits: $3.9 billion Wealth AUM: $1.2 billion Branches: 74 plus 10 lending offices Additional 20 branch purchase pending Footprint: New England and Central New York Market Capitalization: $630 million NYSE: BHLB 2 BHLB Branches Pending Branches

3 Current Initiatives Loan Growth Focus on C&I Success with recruited lending teams Consumer lending initiatives Fee Income Growth Expense Management Restructuring initiative Building for the Future

Focus on Loan Growth 4 8% Annualized Commercial Loan Growth in Q3 9% Annualized Commercial Loan Generation YTD $669 $ Millions Ongoing 15%+ Annualized C&I Growth Note: YTD loan generation based on net increase in commercial loans from business activities before acquired loan run-off

Success with recruited commercial lending teams in middle-market space driving growth 5 Key Characteristics Established, well respected teams formerly attached to large banks focused outside of our regions Solid relationships within community Breakeven within first year Teams producing solid results Focus on Loan Growth

21% Annualized Growth in Consumer Lending – Q3 New Mortgage Initiatives 6 Focus on Loan Growth Mortgage Restructured Adding origination capacity Footprint opportunities Fee and portfolio focus Insurance and other cross-sales Consumer Lending Indirect auto loan growth Expanded footprint Managed by Syracuse team Cross-sell campaign to portfolio Increasing direct sales

Emphasis on building fee income and enhancing cross-sell initiatives 7 Focus on Fee Income Growth

Restructuring Initiative focused on fixed assets, people and processes 8 4% reduction in core expenses in Q3 Additional 3%+ reduction in core expenses targeted in Q4 7% reduction in headcount in Q3 9 properties being disposed of 5 branches (7%) consolidated in 2013 Ongoing Six Sigma projects and process improvement initiatives Focus on Expenses Additional expense initiatives in the works for 2014

Building for the Future Executive Changes BofA Branch Acquisition Further Branch Consolidation Optimization of Capital Planning for Acceleration of TBV Growth Looking Ahead 9

Why Invest in Us Strong financial condition Diversified income drivers A leading regional bank in our footprint Experienced leadership team AMEB culture Well positioned for growth Focused on long-term profitability goals 10 10

Appendix 11

Forward Looking Statements. This document contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements include statements about anticipated financial results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may.“ There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements made in this document. NON-GAAP FINANCIAL MEASURES. This presentation references non-GAAP financial measures incorporating tangible equity and related measures, and core earnings excluding merger and other non-recurring costs. These measures are commonly used by investors in evaluating business combinations and financial condition. GAAP earnings are lower than core earnings primarily due to non-recurring merger and systems conversion related expenses. Reconciliations are in earnings releases at www.berkshirebank.com. 12 12

Financial Performance & Goals 13 13 2010 2011 2012 2013 9mo Financial Goals Core revenue growth 9% 31% 40% 22% 7 - 10%+ ann Net interest margin 3.28% 3.57% 3.62% 3.76% 3.30 - 3.50%+ Fee income/revenue 28% 24% 26% 23% 25 - 30%+ Efficiency ratio 71% 63% 59% 60% 53 - 57% Core ROA 0.51% 0.80% 0.98% 0.93% 1.10%+ Core ROE 3.6% 5.8% 7.5% 7.3% 10.0%+ Core ROTE 7.6% 11.3% 13.8% 13.0% 15.0%+ Core EPS annualized $1.00 $1.54 $1.98 $1.87 10%+ann growth Dividends/share ann. $0.64 $0.65 $0.69 $0.72 N/A Tangible BV per share $15.22 $15.53 $15.63 $16.08 $18.00+ Note: Core results exclude merger, divestiture, systems conversion, accounting correction and restructuring net charges after tax totaling $0.4 million in 2010, $10.4 million in 2011, $11.1 million in 2012 and $6.1million in 2013 ytd. GAAP EPS for those periods was $0.98, $0.97, $1.49 and $1.22 respectively. Core ROTE includes after-tax amortization of intangible assets in core return. Book value per share was $27.52, $26.09, $26.53 and $26.98 for the above respective periods. Financial goals are future run-rate targeted in stages over the medium term. 2013 core EPS annualized is based on Company guidance.

BERKSHIRE HILLS BANCORP BHLB NYSE
14

Non-GAAP Reconciliation

(Dollars in thousands)		2010	2011	2012	2013 9mo
Net income		$ 13,615	$ 17,348	$ 33,188	$ 30,606
Gain on securities and other nonrecurring gains		-	(2,113)	(1,485)	(2,653)
Non-recurring and merger related expense		447	19,928	18,019	12,855
Income taxes		(87)	(6,547)	(6,114)	(4,116)
Net (income) loss from discontinued operations		-	(914)	637	-
Total core income	(A)	$ 13,975	$ 27,714	$ 44,245	$ 36,692
Amortization of intangible assets (after tax)		$ 1,813	$ 2,542	$ 3,203	$ 2,417
Total core tangible income	(B)	$ 15,788	$ 30,256	$ 47,448	$ 39,109
Total non-interest income		$ 29,751	$ 35,803	$ 54,056	$ 42,518
Gain on securities and other nonrecurring gains		-	(2,113)	(1,485)	(2,653)
Net interest income		76,947	106,520	143,388	128,910
Total core revenue		$ 106,698	$ 140,210	$ 195,959	$ 168,775
Total non-interest expense		$ 82,137	$ 116,442	$ 140,806	$ 120,202
Less: Non-recurring and merger related expense		(447)	(19,928)	(18,019)	(12,855)
Core non-interest expense		81,690	96,514	122,787	107,347
(Dollars in millions, except per share data)					
Total average assets	(C)	$ 2,743	$ 3,484	$ 4,532	$ 5,242
Total average equity	(D)	$ 383	$ 476	$ 586	$ 673
Total average intangible assets		174	207	242	272
Total average tangible equity	(E)	$ 209	$ 269	$ 344	$ 401
Total stockholders' equity, period-end		$ 387	$ 552	$ 667	$ 673
Less: Intangible assets, period-end		(173)	(223)	(274)	(272)
Total tangible stockholders' equity, period-end	(F)	$ 214	$ 329	$ 393	$ 401
Total shares outstanding, period-end (*thousands*)	(G)	14,076	21,148	25,148	24,952
Average diluted shares outstanding (*thousands*)	(H)	13,896	17,952	22,329	25,001
Core earnings per common share, diluted	(A/H)	$ 1.00	$ 1.54	$ 1.98	$ 1.47
Tangible book value per share, period-end	(F/G)	$ 15.22	$ 15.53	$ 15.63	$ 16.08
Core return on assets	(A/C)	0.51 %	0.80 %	0.98 %	0.93 %
Core return on equity	(A/D)	3.65	5.76	7.52	7.27
Core return on tangible equity	(B/E)	7.57	11.27	13.78	13.02

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If you have any questions, please contact: Allison O’Rourke 99 North Street Pittsfield, MA 01202 Investor Relations Officer (413) 236-3149 aorourke@berkshirebank.com Committed to the RIGHT core values: Respect Integrity Guts Having Fun Teamwork